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                                                                EXHIBIT NO. 10.2


                   FIRST AMENDMENT TO THE UNITED RETAIL GROUP
                      SUPPLEMENTAL RETIREMENT SAVINGS PLAN

1) Section 7.5 of the United Retail Group Supplemental Retirement Savings Plan ("Plan") is hereby amended by adding the following language:

        "A Participant may apply for and receive an early payment of any or all vested amounts held in the Account of such Participant for any reason whatsoever. Upon taking such distribution, the Participant will forfeit to the Employer 10% of the amount that is distributed before payment is made to the Participant.

        The in-service distribution will be withdrawn from the Participant's account balances on a pro rata basis. The in-service distribution net of forfeiture is subject to all applicable social security and income taxes. Following an in-service withdrawal, a participant's weekly contributions will be suspended for a period of twelve months."